The Mosaic Co.	MOS	Q1 2015 Earnings Call	Apr 30, 2015
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PARTICIPANTS

Corporate Participants

Laura C. Gagnon – Vice President Investor Relations, The Mosaic Co.
James T. Prokopanko – President and Chief Executive Officer, The Mosaic Co.
Richard L. Mack – Executive Vice President and Chief Financial Officer, The Mosaic Co.
Richard N. McLellan – Senior Vice President-Commercial, The Mosaic Co.
Mike Rahm – Vice President-Market Analysis & Strategic Planning, The Mosaic Co.
James O’Rourke – Executive Vice President-Operations & Chief Operating Officer, The Mosaic Co.
Other Participants

Ben Isaacson
Scotia Capital Markets
Andrew D. Wong
RBC Dominion Securities, Inc.
Jeffrey J. Zekauskas
JPMorgan Securities LLC
Daniel Jester
Citigroup Global Markets, Inc. (Broker)
Joel D. Jackson
BMO Capital Markets (Canada)
Sandy H. Klugman
Vertical Research Partners LLC
Don D. Carson
Susquehanna Financial Group LLLP
Yonah Weisz
HSBC Bank Plc (Tel Aviv Branch)
Christopher S. Parkinson
Credit Suisse Securities (USA) LLC (Broker)
Neel Kumar
Morgan Stanley & Co. LLC
Kevin W. McCarthy
Bank of America Merrill Lynch
Michael L. Piken
Cleveland Research Co. LLC

MANAGEMENT DISCUSSION SECTION

Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s First Quarter 2015 Earnings Conference Call. At this time, all participants have been placed in a listen-only mode. After the company completes their prepared remarks, the lines will be opened to take your questions. Your host for today’s call is Laura Gagnon, Vice President - Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

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The Mosaic Co.	MOS	Q1 2015 Earnings Call	Apr 30, 2015
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Laura C. Gagnon, Vice President Investor Relations

Thank you, and welcome to our first quarter 2015 earnings call. Presenting today will be Jim Prokopanko, President and Chief Executive Officer, and Rich Mack, Executive Vice President and Chief Financial Officer. We also have members of the Senior Leadership Team available to answer your questions after our prepared remarks.
After my introductory comments, Jim will review Mosaic’s accomplishments for the quarter and our views on current and future market conditions. Rich will share his insights into the results and our future expectations. The presentation slides we are using during the call are available on our website at mosaicco.com.
We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management's beliefs and expectations as of today's date and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning and in our reports filed with the Securities and Exchange Commission.
Now, I’d like to turn it over to Jim. Jim

James T. Prokopanko, President and Chief Executive Officer

Good morning. Welcome to our first quarter earnings discussion.
Our results this quarter clearly demonstrate progress on our strategic priorities. Compared to last year:

•	The timely acquisition of CF Industries’ phosphates business added $0.06 to our quarterly earnings per share.

•
Expense initiatives and asset optimization drove lower potash costs per tonne, adding $0.07 per share in the quarter, despite a negative $0.15 per share impact of the change in Canadian resources taxes and royalties.

•	Finally, repurchases of 62 million shares added another $0.07 in EPS this quarter.
And this is just the beginning of the benefit we will generate from those moves.
Nothing about our bullish long-term outlook for Mosaic’s future has changed since our analyst day, so we won’t repeat the full story on today’s call. Instead, our prepared comments will be brief, with a focus on the market conditions we expect for the second quarter and second half of 2015.
I’ll begin with a review of our solid first quarter results, which were well ahead of last year; then Rich Mack will discuss segment results, our capital position, and our guidance; and finally I will conclude with a view of the evolving global phosphate and potash market dynamics.
Our message to you today is simple: Mosaic is delivering solid performance, and we expect 2015 to be a good year.
For the quarter, Mosaic generated $295 million in net earnings, or 80 cents per share, almost a 50 percent increase over the weaker first quarter of 2014. Our adjusted earnings were 70 cents per share, with foreign currency transaction gains accounting for most of the difference. I want to emphasize that we continued to generate significant cash, with $656 million in cash flow from operations during the first quarter.
Our results were within our guidance ranges, save for the phosphate operating rate, which missed the low end of the range by one percentage point as a result of an accelerated plant turnaround.
In Potash, volumes came in at the low end of our expectations primarily due to lower North American shipments. The late-arriving spring, compounded by increased imports sitting in the Gulf of Mexico, has impacted demand and pricing in much of North America.

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The new potash contract with China not only provided price transparency for customers elsewhere in the world, the volumes also demonstrated the pent-up demand we’ve been anticipating. If our expectations for the second half of 2015 hold, our challenge will be to produce enough tonnes to deliver contracted volumes.
Historically, timing of North American demand and shipments during this time of year is uncertain. This year, delayed North American crop progress and changes in dealer inventories make it even harder to predict. But the uncertainty surrounds shipments, not necessarily actual application rates. Spring arrives and farmers plant their crop; this year is no different. In fact, we've increased our estimates for global potash shipments to the high end of our previous range. We now estimate 2015 global potash shipments to be in the 59 to 60 million tonne range. Potash elasticity of demand appears higher than we previously believed, and we may continue to see strong demand growth if prices of our products remain as affordable as they are now.
We continue to expect a good second half of 2015, though our medium-term outlook still needs to be informed by U.S. crop developments and grain and oilseed prices.
With that I will turn the call over to Rich, and then I will conclude with our views of the diverging markets around the world.

Richard L. Mack, Executive Vice President and Chief Financial Officer

Thank you, Jim, and good morning to everyone.
I’ll begin today with some detail on our three operating segments.
In the Phosphates segment, the primary contributor to our improving profitability is higher selling prices for our products, with the average DAP price $45 higher than a year ago, as well as volumes from the CF phosphate acquisition. In addition, we also continue to capture stronger margins from our premium MicroEssentials® product.
Raw material prices were higher this quarter than a year ago, but the sequential quarter trend was in our favor. Sulfur prices have declined over $30 per tonne in recent months, and we believe the falling market prices for urea foretell lower ammonia prices going forward. All told, the cost of sulfur and ammonia in one tonne of DAP has dropped about $45 since last November. We believe that Mosaic’s leadership position and our previous decision to operate at lower rates contributed to these trends.
In the Potash segment, our strong margins and significantly improved year-over-year earnings were driven primarily by our operating efficiency. Our cost reduction efforts, including our decisions to stop MOP production at Carlsbad and decommission and sell the Hersey mine, are delivering meaningful value to the bottom line, and importantly, shifting us to the left on the global cost curve. In fact, first quarter MOP cash costs per tonne were $86, including $17 of brine management expenses. This is a $5 per tonne improvement over our impressive fourth quarter numbers. These costs are significantly better than what you saw from Mosaic in prior years.
This is the first full quarter with ADM’s fertilizer business under our belt, with integration progressing as planned. In the International Distribution segment, our $21 per tonne gross margin came in slightly under our expectations because of higher prices for raw materials that were passed through to us from ADM. We have now fully integrated the newly acquired business into our ERP system and expect to have better visibility into our costs going forward. Volumes for International Distribution were higher than expected, and we believe sales volumes and margins will improve through the remainder of 2015.
Moving on to our balance sheet and capital. As Jim noted earlier, we provided substantial insight on our capital plans at our Analyst Day at the end of March, so I won’t go through all that detail again today. I would, however, like to mention a few key points.
First, our balance sheet remains strong and we are within our stated targeted leverage ratio range. We have approximately $2.5 billion in cash and cash equivalents, and currently have approximately $700 million of excess cash. As you know, Mosaic has been a very strong generator of free cash flow, and we expect that to continue as we reap the benefits of our recent growth investments.

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In the first quarter, we distributed $215 million to shareholders through dividends and share repurchases. At current prices for Mosaic stock, we plan to continue to work down the existing share repurchase authorization. As we noted at our analyst day, we will discuss additional repurchase authority with our Board as we reach the end of our current authorization.
To reiterate our stance on shareholder returns: We have been an active distributor of excess cash to shareholders and are committed to returning excess capital to shareholders in the future. We expect to generate ample free cash flow that will fund future shareholder distributions.
Now, let’s move on to our guidance for the second quarter. Note that we have slightly widened our volume guidance ranges given the uncertainty Jim mentioned earlier. In Phosphates, we expect gross margins to be around 20 percent primarily as a result of lower raw material costs. We expect operating rates in phosphates to be in the range of 80 to 85 percent.
Sales volumes are expected to range from 2.3 to 2.7 million tonnes for the second quarter, compared with actual sales of 2.6 million tonnes in the second quarter of 2014. DAP prices are expected to be in the range of $425 to $450 per tonne.
International Distribution sales volumes are expected to be in the range of 1.4 to 1.7 million tonnes with a gross margin of $18 to $25 per tonne. This wider range for gross margin reflects the current volatility of the Brazilian Real. We ended the first quarter with an exchange rate of 3.2 Real to the dollar, and touched 2.9 just this week. Our full-year volume expectations are unchanged.
In Potash, we anticipate that our mines will continue to operate at high rates to meet global demand, with operating rates expected to be in the 85 to 90 percent range. We expect potash sales volumes to be in the range of 2.0 to 2.4 million tonnes during the quarter, compared with actual sales of 2.5 million tonnes in the second quarter of 2014. We remain committed to our full year volume forecast. Average realized potash prices are expected to be in the range of $265 to $290 per tonne, with a gross margin rate in the upper 30 percent range.
We raised Canadian Resource Tax guidance as a result of both the new tax rules in Saskatchewan and higher expected Canadian dollar gross margins, due primarily to the recent Canadian dollar devaluation. We now expect Canadian Resource Taxes and Royalties to be in the range of $325 to $375 million for 2015.
Our guidance for full-year brine management expenses remains at $180 to $200 million.
Our expectation for full-year SG&A costs also remains unchanged at $360 to $380 million. We continue to make good progress on our cost-savings initiatives across the company, and we are ahead of schedule as we work toward our goal of achieving $500 million in savings by 2018.
Our tax rate guidance has changed for 2015. We now expect the full-year effective tax rate to be in the high teens, excluding discrete items. The offsetting impact of the higher Canadian Resource Taxes on Canadian federal income taxes, combined with other items related to the global footprint and business mix, is the primary driver of a lower tax liability this year. In 2016, the effective tax rate is expected to return to the low 20 percent range.
The other elements of our guidance—capital expenditures and annual sales volumes for Phosphates, Potash and International Distribution—are unchanged from last quarter. Specifically, we expect robust second half shipments given the delayed shipments to India, China and Brazil.
So, in short, Mosaic is making measurable process in our efficiency and operating performance, we continue to be focused on our cost reduction initiatives and look forward to a strong 2015.
With that, I will turn the call back to Jim.

James T. Prokopanko, President and Chief Executive Officer

Thank you, Rich.
Before we take your questions, I’d like to provide some insight into the current and near-term market dynamics for potash and phosphates. While we have seen a slower start this year in some regions, our 2015 global demand expectations for both potash and phosphates are unchanged. Our products remain affordable and provide good value for farmers.
Trends in different regions of the world are diverging, so let’s take a quick turn around the globe.

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In North America, spring planting got off to a late start in the South, but farmers are very quickly making progress. With the season just entering full swing, we’ve heard anecdotal reports about cutbacks in application rates. So we asked. Feedback from our largest customers indicate that their P&K sales are in line with levels of the last few years, and most of the farmer customers are applying P&K at normal or near-normal rates.
North American shipments in the first half of 2015 are expected to be below average, but that is mainly due to higher beginning levels of dealer inventories. Given the uncertainties about the crop prices, we expect that North American distributors will clean out channel inventories this spring and begin to refill bins for fall application only when the outlook becomes a bit clearer. That, however, may be about the same time as peak second-half shipments to Brazil and India, which could make it challenging for producers to meet strong demand in the second half of 2015.
In China, demand is underpinned by high crop prices with nearby corn and wheat futures prices trading at more than $10 and $11 per bushel. Implied MOP shipments climbed to a record last year, and are expected to be higher in 2015. It appears that at the current price, demand is accelerating.
The new Canpotex potash contract is a clear indicator of strong demand, with minimum volume commitments significantly above last year’s levels. This volume also reflects our new multiple-customer approach in China. While some market observers were disappointed with the contract price, we are satisfied with the netbacks we are receiving from China. More tonnes sold at respectable netbacks is good news for Mosaic and its investors.
We are off to a good start this year in India. Industry potash sales in India are up almost 20 percent in the first quarter of 2015, despite uncertainty about the government subsidy. This uncertainty will remain until the Indian government publishes its final budget. The Rupee has been fairly stable, and current phosphate and potash prices continue to make complicated import economics work for importers.
Retailers’ phosphate and potash inventories are at extremely low levels in India, and more imports are needed to restock. In fact, we have sold over 200 thousand tonnes of phosphates to India during the delayed North American spring application season, a tactical move to balance different market dynamics. This is yet another example of our market leadership role in phosphates. In potash, early indications lead us to believe a Canpotex contract will be signed before June.
Also, while we are not counting on an imminent change in the nutrient subsidy system, lower energy prices are clearly providing a tailwind to the Indian budget. As we mentioned at our analyst day, we are optimistic about demand growth in India.
In the first quarter, Brazil imports were lower than last year as a result of inventory destocking and currency volatility driving growers to wait to purchase fertilizer until the last minute. We do not see it as an indicator of a decline in demand. Most Brazilian soil requires potash and phosphates, so if farmers plant, they must fertilize. So, while in the first quarter of this year, imports of P&K were down 37 percent, between now and the rest of the year we expect Brazil to import 11.5 million tonnes of potash and phosphate.
The agriculture situation continues to look promising in Brazil, with farmers who sell their products in U.S. dollar-denominated transactions actually benefiting from the weakened real.
So market dynamics are quite different from region to region. Overall, demand for our products from growers is strong. Changes in pipeline and producer inventories certainly don’t always make this fact obvious in the short term.
Mosaic’s boots-on-the-ground presence in all these critical markets gives us a competitive advantage: we have first-hand knowledge of in-country market dynamics and the ability to adapt quickly to meet shifting customer needs.
We are closely watching the 2015 crop progress and the implications for grain and oilseed pricing, which will influence second half 2015 and 2016 demand expectations. With that said, a bullish second half scenario is likely. We wouldn’t be surprised to see an earlier summer fill in North America; Brazil is likely to import more tonnes of P&K in the second half of 2015 than in 2014; China is expected to import about a million more tonnes of potash this year on top of very strong volume growth last year; and India’s appetite for phosphates is ahead of our expectations.
We feel very positive about Mosaic’s ability to succeed in the current environment and across the business cycle. Our investments for growth are generating strong incremental value; we have

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The Mosaic Co.	MOS	Q1 2015 Earnings Call	Apr 30, 2015
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secure global market access and a significant advantage in North America; and we are demonstrating that Mosaic can and will be one of the lowest-cost operators in the industry.
In short, we have put Mosaic on a path to growing prosperity, and that bodes well for all our stakeholders.
Now we will be happy to take your questions.

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QUESTION AND ANSWER SECTION

Ben Isaacson
Analyst, Scotia Capital Markets
My question is about non-Canadian potash imports into North America. Can you just kind of run through how that’s tracking? And then more specifically, can you focus on Belarus? We’ve heard from Congress that they’re trying to block Belarusian potash coming in, and we don’t even know if it’s actually being accepted by farmers. Can you talk a little bit about that, too?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.

Well, good morning, Ben. Jim Prokopanko here. Good to have you on the call. Yes, this year, imports of non-Canadian potash have been higher than we’ve seen in past years. And what the Eastern Europeans are figuring out is that North America is a higher netback market, so we’re seeing those tonnes come to North America. But an important thing to remember is those tonnes that are coming to North America are not going to Brazil, India, and China, so there is a net balance; and we’ll see, if not shortages, tighter supplies going to other parts of the world.
I’m going to have Mike Rahm speak to you about the volumes and what kind of increase we’re seeing from whether it’s the Belarusians or Uralkali, and then I might just wrap up with a comment about the issues on the allowance of those products to come into the country. Mike?
Michael Rahm
VP-Market Analysis & Strategic Planning, The Mosaic Co.
Thanks, Jim. And hi, Ben. If I recall the numbers correctly, I think in the period from July-December, imports from offshore sources were up about between 550,000 and 600,000 tonnes, so that was part of the increase in the stocking of the pipeline during the first semester of the fertilizer year.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Ben, just on the matter of the permissibility or legality of Belarusian imports, that matter isn’t entirely clear. We’ve largely stayed out of it. They were prohibited from – Belarusian product was prohibited from coming into the U.S. until recently, and there’s a belief that it is now permitted, but we’ve not weighed into that, and we just are standing back from an opinion on that. It’s a hard one to really – to give a firm or get a firm answer from authorities about the permissibility of it.
Andrew D. Wong
Analyst, RBC Dominion Securities, Inc.
Thanks for taking my question. So we’ve seen potash costs come down quite nicely over the last two quarters. Could you just maybe go through some of the more details around that and how sustainable that will be going forward?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Yeah. Good day, Andrew. Good question. I’m glad you made that observation. We have, along with expense reduction initiatives in both SG&A and our phosphate business, which are showing results, we’re seeing very good and probably ahead-of-plan results on our potash. I’m going to turn it over to Joc O’Rourke, our Operations leader to speak to that, but this has been something we’ve applied our efforts to over the last 12 months, seeing good results.
What we’re doing simply is stabilizing our production levels. We’ve always maintained a capacity to produce at higher rates than what experience has been for the demand. And now we’ve said, look, we’re not going to build a church for Easter Sunday, we’re going to have a preset production level. We may have more capacity, but we’re going to staff and man to a level that is going to be more predictable and that is going to result in lower cost, and so the result is we might not be there to take advantage of a sudden fly up, but we are going to be running our facilities at lower, predictable rates. Now, I’m going to have Joc just speak to some of the specific things we’ve done to reduce potash production costs.
James O'Rourke

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Executive Vice President-Operations & Chief Operating Officer, The Mosaic Co.
Yeah. So, Andrew, I think Jim’s probably summarized it quite well. Of course, there’s a little bit of Canadian dollar tailwind. But the big thing was, first of all, the asset optimization, so shutting down Hersey or selling Hersey and shutting down the potash at Carlsbad was the first big step. Those were our two highest-cost producers. We felt we could deliver cheaper from Canada than we could run those plants, so we’ve now done that.
The next piece was, as Jim said, was kind of right-sizing the operations. So we had a lot of people to allow for those run-ups, and we’ve now made sure we optimized that. And then finally, a lot of work on just reducing waste, whether that be the number of miners we have running underground, or the amount of stuff we have going on around our plant, so it was pretty simple blocking-and-tackling type stuff. But really, that’s how we ended up doing it.
Jeffrey J. Zekauskas
Analyst, JPMorgan Securities LLC
I was wondering if you could comment on y-over-y change in crop nutrient tonnes and potash in North America in Q1 in that last year you were at something like 1.1mm tonnes, and now you’re at 572,000 tonnes. And when you look at your competitor’s results, I think they were down something a little less than 200,000 tonnes, and you’re down 500,000 tonnes. So does this point to a very strong second quarter tonnage result in North America or why the unusual change?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Good morning, Jeff Zekauskas. Good question and we’re ready for it. And I’m going to have Rick McLellan, our commercial leader, speak to where that – where those differences are. Rick?
Richard N. McLellan
Senior Vice President-Commercial, The Mosaic Co.

Yeah. Good morning, Jeff. Yeah. We expected that we would get a question on this. It really is a function of our beginning inventory and what we had in FPDs carried through from 2013. So in 2013, we carried through FPDs that – were inventory in place that became sales. This year, those FPDs got sold in December, and our inventories were low going into 2014, so the big change there is strictly around timing of our FPD programs.
Daniel Jester
Analyst, Citigroup Global Markets, Inc.
If we can go back to the slide in your presentation where you talk about H1 CY shipments of potash and phosphates relative to H2 for the U.S., it looks like you see H2 potash deliveries about in line with the long-term average, but phosphate shipments kind of well-above average later this year. So could you just talk about for H2 why you’re seeing kind of two different outcomes for these nutrients? Thanks.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Hello, Dan. I’m going to turn this question over about where the split between first and H2 phosphate sales are to Mike or Rick. Are you prepared to take that question, Mike?
Michael Rahm
VP-Market Analysis & Strategic Planning, The Mosaic Co.
Sure, Jim, I can address that. Let me just say at the beginning that the estimates for H2 are very preliminary. It will depend a lot on where crop prices go, how much – how many acres of corn and soybeans get planted and so forth. But making assumptions about those, I think if you just look at where the seven-year Olympic averages are, I think that kind of explains most of it, that we expect that phosphate shipments will be a little bit above the seven-year average. And we also expect potash shipments will be a little bit above the seven-year average as well. So the main difference, I think, is just – relates to seasonality.
Joel D. Jackson
Analyst, BMO Capital Markets (Canada)
I had a couple of questions. First question is you’ve raised your outlook for global potash shipments this year, but kept your own shipment numbers the same. Your largest Canpotex partner has done

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the exact same thing this morning. So I wanted to know – and we have an ICL strike, of course – so I wanted to know who do you think is gaining this extra volume?
And then my second question is, talking more about Belarusian imports, is your desire or position you’re going to stand back, is that because you’re a proponent of free trade, or is that because you no longer have U.S. potash production so your lobbying abilities are diminished, or maybe there’s something else there you could speak to?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Hey, Joel. Good at getting a couple of questions in and welcome to the call. The first question, about the demand, I and Joc commented that we are running our facility – our potash operations at ratable capacity. And we took a couple of the high-cost facilities out. We are running the Canadian facilities at optimal rates in terms of expenses, and we continue and plan to continue to do so.
In this H1, we’ve seen, following 2014, where the pipeline was fairly well filled with potash, we are now drawing that potash down. And I think I made it clear in my comments with a strong H2 to refill and to meet the growing demand we’re seeing in India and China, we think we’re going to go into a tight potash market in H2. And there could be some constraints in terms of supply relative to what we anticipate to be higher demand, so, absolutely, the market is going tighten up and with that, with a tighter market, you could potentially see higher – and we expect to see higher potash prices.
On the second question about Belorussia, yes, we’re absolutely a believer in free trade. We don’t begrudge anyone that. We believe for the ag markets to work, we have to have free and open trade. So getting into the nuances that go with geopolitics on who’s allowed to come in to what countries, we’re standing aside on that for this matter in belief of free trade. And as I said earlier, if Belarusian or Russian products – additional product comes into North America, that is product that is not going into India, China, or Brazil, and we’ll see the market. The balance won’t change. And there’ll be some tightening of supply going into some of these other markets. So where – you know, push here, it pops out there, so we’re not too exercised about the Belarusian product, not at all.
And our estimate is there’s only about three vessels of Belarusian product that came here. And if we have a customer in North America that wants to buy Eastern European potash, Chinese phosphate, Iranian nitrogen, well, that’s the trifecta of unsecure suppliers, so let them buy it. You’ve got Canadian secure producers of potash. I think that’s the right choice for any producers anywhere in the world to buy from.
Sandy H. Klugman
Vice President-Agriculture & Chemicals, Vertical Research Partners LLC
So you mentioned that P&K application rates in the U.S. are in line with prior years, but you also noted that potash demand is more elastic than you had thought. How do you think about demand elasticity for phosphates? And has the consolidation that we’ve seen in the domestic phosphate market over the past year impacted this in your view?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.

Hi. Good day, Sandy. Welcome to the call. Rick, I’m going to just have you comment on what you’re seeing in terms of farmer demand of the phosphates.
Richard N. McLellan
Senior Vice President-Commercial, The Mosaic Co.
Yes. Sandy, good morning. I think what we saw in potash and with lower prices is we saw real on-the-ground demand grow in India, in China, as a reflection of that lower price. When we think about phosphates right now, pricing is in such a way that it makes sense for farmers to use it on – to use phosphates and we think that with moderating ammonia prices, we’ll see decent margins for our phosphate business going through the rest of the year.
Michael Rahm
VP-Market Analysis & Strategic Planning, The Mosaic Co.
Hey, Rick, I might add that if you look on the demand side, global phosphate shipments have increased I think now for five or six years in a row. And I think just from an agronomic point of view, when you calculate the amount of P&K that have been removed from the soils by these monstrous

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crops the last couple of years, it really helps to explain why there is a really solid outlook and foundation for P&K demand.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
I’m going to add on to that, Sandy. There has been a lot of talk about – and noise about, oh, farmers are going to cut back. They have to economize. Let’s just put this into some perspective. If we see a 10% cut, if a farmer, typical farmer, reduces P&K by 10%, that’s going to save the farmer about $5.00 an acre. Now, just to extend that, let’s take a average yield of – sort of a mid-average yield of 160 bushels per acre. Net price to a farmer for corn is $350 a bushel, that’s $560 an acre revenue a farmer is going to see.
Now, do you think a farmer is going to risk cutting P&K applications by 10% to save $5.00 or 1.5 bushels of corn? I really think that’d be a poor economic and business choice by any farmer to do that. So we’re not too exercised by this, and we think farmers are going to make smart economic, informed choices, and we just do not see this big cutback in – or much of a cutback, if any, at all.
Don D. Carson
Analyst, Susquehanna Financial Group LLLP
A question on potash pricing. In offshore markets, we’ve seen the China settlement that gives a nice base load volume for producers around the world. But we haven’t seen an Indian contract yet. Prices seem to be still slipping in Brazil, so I wonder if you can just comment on the offshore outlook.

And then just domestically, would you anticipate a summer fill discount this year, kind of a return to normal practices? Is that really what dealers are waiting to see before they restock for H2?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Hey, Don. Good to hear from you. I’m going to take that first question about India potash and what we expect. I’m going to have Rick speak to the Brazil outlook, him having recently been there and in the summer fill market. Yeah. We’re still waiting for the India settlement. And hard to say when that’s going to happen, but we can work back with what we know about just the logistics.
The Indians are going to need this product in-country sometime in July to get to their – to have it available to farmers sometime in July. They’ve got very low inventories from all reports we hear from the industry and from our people in the country, so they’ve got to get shipping product to their ports soon. From Vancouver, it’s just over – it’s about 35-days shipping from Vancouver to the Indian ports, then you got to get it in-country, add another 10 days if it moves promptly. So we’re talking about 40 days, a-month-and-a-half away to have it there in time for July.
So if you need it there in mid-July, let’s say, you’re going to have to have this product on a vessel, the vessel at the port ready to go before the end of May, so I’m anticipating that the Indians will be booking a contract in the next – sometime early in May or sometime in May. The price, we’ve heard, they are negotiating what’s reported in the trade press with the Russians, looking for $20 a tonne over last year’s value. We’ll see what it – what the final realization is, but I think the China deal is a good model. And we will see India book shortly. Rick?
Richard N. McLellan
Senior Vice President-Commercial, The Mosaic Co.
Yeah. Good morning, Don. I’ll talk about the two things. In Brazil, we have seen prices since the Chinese contracts stabilize. The issue in Brazil is still about farmer demand. And farmer demand is being impacted by volatility in the currency. Longer term, mid-term, lower – or weaker Brazilian reais is good for agriculture. And so, I think we talked earlier about our expectation of a very strong H2. And so, if you think about what the drivers will be in Brazil, there is only so much logistics capacity to get product into the country and through to the farm. And that’s going to be challenged the longer the farmer waits. And so, with the currency situations, we see them waiting. But we have seen potash prices stabilize.
As far as the summer fill discount, today I would say we’re a little too early to talk about how markets will work out for the summer. We’ll have to take a look and see just how much demand is going to come from the rest of the world before we discuss what we’re going to do with prices.

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The Mosaic Co.	MOS	Q1 2015 Earnings Call	Apr 30, 2015
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Yonah Weisz
Analyst, HSBC Bank Plc (Tel Aviv Branch)

I’d like to ask a question on sales mix and regional trends in phosphates. In the U.S., we have a bit subdued pricing and demand compared to the higher-priced international markets like India and Brazil. I’m wondering how that’s influencing your marketing decisions. I don’t think you’d abandon the U.S. entirely, but is your sales mix in phosphates making a significant shift to foreign markets? And if you are shifting abroad, has there been any secondary secular impacts on how U.S. purchasers are seeing domestic availability of DAP? Thank you.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Hello, Yonah. Thanks for that question. And Rick McLellan, our Commercial leader, has a ready answer.
Richard N. McLellan
Senior Vice President-Commercial, The Mosaic Co.
Good morning, Yonah. The prices in North America were, I would say, for a while trending below international prices, which caused us to take a look and say we need to pull tonnes out of North America. We had existing markets we could go to in India. We did that. Since that happened, the North American market has popped back up. And so, frankly, it’s one of the things that we need to do, is look at where we need pressure relief points as a market leader. And that’s the point that we want to make, is that we’re doing those things so that we can balance the markets. And since we did that – made that move two weeks ago and announced it, we’ve seen the North American prices rise, as well as some of the future swaps markets reflect those changes.
Christopher S. Parkinson
Analyst, Credit Suisse Securities (USA) LLC (Broker)
Just circling back to phosphates, the high end of your phosphate – you hit the high end of your phosphate guide on Q1 despite a lot of activity from the Chinese, Russians, et cetera, being active in Q1. But prices moderated a little more than many of us expected. Can you just comment on your expectation on price trends as we head into the back half of Q2 and into Q3, particularly as one of your Russian competitors was fairly bullish on a pickup in India? So when should we expect that to flow into DAP prices?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Rick, why don’t you continue with that on the phosphates?
Richard N. McLellan
Senior Vice President-Commercial, The Mosaic Co.

Yeah. We did see prices come down in Q1 reflecting just a later and delayed start to North American demand. I think the one thing to keep in mind is we’ve seen decreased raw materials. And so sometimes people get excited about the volatility of the price in phosphates, but what we focus on is looking at what our stripping margin is, which is net of – looking at what the margin is going to be. And so as we drive through, we see as we go into Q3, there is some opportunities for our stripping margins or our growth margins to increase.
Neel Kumar
Analyst, Morgan Stanley & Co. LLC
We were wondering, given the strength in the USD, do you see any change in your international M&A opportunity set?
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Hello, Neel. Sorry. Your question is with the USDA’s – or U.S. dollar change, are we seeing changes to demand. Well, yeah, on phosphate, it’s having an impact, but as the U.S. dollar gets stronger we are seeing the price of grains and oil seeds realized in the case of Brazil to Brazilian farmers. They’re getting more revenue for it. So it’s – that’s a positive. But relative to our

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The Mosaic Co.	MOS	Q1 2015 Earnings Call	Apr 30, 2015
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competitors on the dollar, it’s a bit of a headwind. On potash, we have a bit of a tailwind. The Russians have a bigger tailwind, but it’s helped our business and marketing as well.
I’m going to have Rich Mack add to that.
Richard L. Mack
Executive Vice President and Chief Financial Officer, The Mosaic Co.
Neel, on M&A, I would say, not really. I don’t think – if an opportunity came up, obviously, we would look at the impact that foreign currency fluctuations would have on that. But it’s not something that we’re particularly focused on.
Kevin W. McCarthy
Analyst, Bank of America Merrill Lynch
A few related questions on share repurchases. First, would you advise the amount that you repurchased in the quarter, as well as the remainder on your authorization? And then more broadly, can you discuss your latest thoughts on capacity to recapitalize? I think you mentioned you have $700mm in excess cash. If we look at your net debt, it seems to be running about half of a turn of EBITDA, roughly. So it would seem that you have dry powder, so to speak, of more than that. I was wondering if you could address that in the context of the correction in the share price? Thank you.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Good morning, Kevin, and welcome. Good topical question and our CFO, Rich Mack, is going to address that for you. Rich?
Richard L. Mack
Executive Vice President and Chief Financial Officer, The Mosaic Co.
Thanks, Jim, and good morning, Kevin. So nothing has changed materially, I think, from the extensive information that we provided at Analyst Day at the end of March. Your question: how much did we buy in the quarter? It’s about $125mm of stock we repurchased in Q1 2015. And some of the things that I would share with you just from a color commentary perspective is Mosaic’s strong cash flow generation, $650mm in Q1, which is very positive. And as you noted, we have about $700mm currently of excess cash.
So we have under $150mm left under our current share repurchase authorization, and we expect that we will exhaust that remaining authorization. As I noted in the Analyst Day event, we will be reviewing the issue of capital, capital management, and additional share authorizations with our board. And we have our annual meeting, just to note, in the mid-May time horizon. So we’ll certainly provide additional updates when we have more information.
We agree with you, at current prices, Mosaic’s share price is very attractive. I would note that we have been extraordinarily active in the last 14 months. We have repurchased 60mm shares of Mosaic’s stock. And with respect to our balance sheet targets, I think I indicated in Florida that our mix on our liquidity buffer, our $2.5B, that is something that we will continue to review. And the mix between cash and revolver capacity is something that could change over time.
And with respect to our leverage target, we’re comfortable, but it’s something that we continue to look at. I mean, we look at this not on a net debt basis. We look on it as a rating agency would look at it. So on an adjusted debt to adjusted EBITDA basis, and if you do it that way, we’re currently at the high end of the range, but we’ll work our way down to the low end of the range just with our EBITDA incremental generation here in the next few years.
So the main objective that we have would be: be practical in capital, a good balance with growth investments and shareholder distributions, and to maintain our solid investment-grade credit ratings.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Thanks, Rich. I’m just going to – Kevin, just to reinforce something Rich said, and that is we’ve purchased – repurchased $2.8B of our stock since the beginning of 2014, so there’s little doubt that we know how to do a buyback. And I think you all know that the increase – to do another buyback, we need board authorization. And Rich was right to say we have a AGM coming up, a board meeting coming up, and this will be a top-of-the-screen topics for our board to consider, so just stay tuned. Thanks.

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The Mosaic Co.	MOS	Q1 2015 Earnings Call	Apr 30, 2015
Company▲	Ticker▲	Event Type▲	Date▲

Michael L. Piken
Analyst, Cleveland Research Co. LLC
I just wanted to go through the kind of the cadence of your cost outlook for both phosphate and potash over the remainder of the year. Specifically, on phosphate, I mean, how quickly could we start to see some of these lower sulfur and ammonia costs roll through to your P&L? And then on potash, I know historically, you’ve taken more cutbacks in Q3, but it sounds like now you’re going to be running at a more stable operating rate, so would it be fair to use kind of the cost profile we saw in Q1 and run that through the rest of the year? Thank you so much.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
Hello, Michael. Thanks for the question. I’m going to turn this over to Joc O’Rourke, our Operations leader, to address your question.
James O'Rourke
Executive Vice President-Operations & Chief Operating Officer, The Mosaic Co.
Thanks, Michael. Yeah. Just to – let’s hit the phosphate question first. In the next couple of quarters, we’re seeing probably a downward trend on ammonia pricing likely to hit us and probably a flat – when we look at the world markets – probably a flat sulfur pricing in the next couple of quarters.
In terms of timing, the way that hits us is with moving it through the cost of goods sold. It’s probably a lag period of somewhere between 1.5 and 3 months for that really to show up, so there’s always a little bit of a time lag there. So what we would see is the more recent ammonia pricing, we’ll really start seeing that about a quarter away. So next quarter we should start seeing the impact of that.
In terms of the potash business, generally our shutdowns, our plant turnarounds, are done in the summer months because of weather and availability, so we wouldn’t see ourselves running at high operating rates in the months of July, August, and September. Those would traditionally be our lower-operating-rate months. And so our costs will reflect that in those months.
James T. Prokopanko
President and Chief Executive Officer, The Mosaic Co.
I’m going to add to that, Michael. Our operating costs and raw material costs are important strategic levers that we have a good bit of control over, not entire control over, but we could influence those costs. And we’ve been working hard to do that.
We had – back in 2014, we took some curtailments because we believe that ammonia and sulfur were getting out of line with the pricing of the finished product. And that had the desired impact.
We’ve also made investments in a sulfur melter that will be operational towards the end of this year. And that is going to give us some optionality in sourcing sulfur from non-traditional North American markets. We have the anhydrous ammonia supply agreement with CF Industries that’s going to give us a preferred pricing on ammonia, and we’re also looking at de-bottlenecking our Louisiana ammonia facility, again, to provide us with some lower-cost ammonia.
So you’re right on to ask that question, to follow that component. It’s so important in phosphate that what really is the principal financial item to look at is the stripping margin or the gross margin, not so much the price when we run that business. So cost: big, big deal for us here at Mosaic, and we are really focused on that and doing what we can to keep us in that – in the bottom end of the cost curve.

James T. Prokopanko, President and Chief Executive Officer

I would like to conclude this morning’s call by reiterating our key messages:

•	First, Mosaic delivered solid performance for the quarter. We were well ahead of last year largely because our growth investments and cost-cutting programs are beginning to pay off.

•	Second, we expect 2015 to be a good year for potash and phosphate shipments, with strong and growing global demand for our products.

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The Mosaic Co.	MOS	Q1 2015 Earnings Call	Apr 30, 2015
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•	And finally, Mosaic is ideally situated to benefit from the positive secular trends and to deliver strong returns to our shareholders.
Thank you for joining us this morning. Have a safe day.

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